Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Etienne Marcus
(818) 871-3000
investorrelations@thecheesecakefactory.com

The Cheesecake Factory Incorporated Announces Proposed Convertible Senior Notes Offering

CALABASAS HILLS, Calif. – February 24, 2025 – The Cheesecake Factory Incorporated (the “Cheesecake Factory”) (NASDAQ: CAKE) today announced its intention to offer, subject to market and other conditions, $450,000,000 aggregate principal amount of convertible senior notes due 2030 (the “notes”) in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Cheesecake Factory also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $67,500,000 principal amount of notes.

The notes will be senior, unsecured obligations of The Cheesecake Factory, will accrue interest payable semi-annually in arrears and will mature on March 15, 2030, unless earlier repurchased, redeemed or converted. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. The Cheesecake Factory will settle conversions in cash and, if applicable, shares of its common stock.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at The Cheesecake Factory’s option at any time, and from time to time, on or after March 20, 2028 and on or before the 35th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of The Cheesecake Factory’s common stock exceeds 130% of the conversion price for a specified period of time and certain other conditions are satisfied. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If certain corporate events that constitute a “fundamental change” occur, then, subject to a limited exception, noteholders may require The Cheesecake Factory to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The interest rate, initial conversion rate and other terms of the notes will be determined at the pricing of the offering.

The Cheesecake Factory intends to use up to $130 million of the net proceeds from the offering to repurchase shares of its common stock concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as The Cheesecake Factory’s agent. The Cheesecake Factory intends to use a portion of the net proceeds from the offering to repurchase a portion of its outstanding 0.375% Convertible Senior Notes due 2026 (the “2026 Notes”) concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers of the notes or its affiliate, as The Cheesecake Factory’s agent. The Cheesecake Factory intends to use the remainder of the net proceeds from the offering for general corporate purposes, including the repayment of debt under its revolving credit facility.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000

Holders of the 2026 Notes that are repurchased in the concurrent repurchases described above may purchase shares of The Cheesecake Factory’s common stock in the open market to unwind any hedge positions they may have with respect to the 2026 Notes. These activities may affect the trading price of The Cheesecake Factory’s common stock and, if conducted concurrently with this offering, may result in a higher initial conversion price for the notes The Cheesecake Factory is offering. The concurrent repurchases of shares of The Cheesecake Factory’s common stock described above may result in The Cheesecake Factory’s common stock trading at prices that are higher than would be the case in the absence of these repurchases, which may result in a higher initial conversion price for the notes The Cheesecake Factory is offering.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated is a leader in experiential dining. We are culinary forward and relentlessly focused on hospitality. Delicious, memorable experiences created by passionate people – this defines who we are and where we are going. We currently own and operate 352 restaurants throughout the United States and Canada under brands including The Cheesecake Factory®, North Italia®, Flower Child® and a collection of other FRC brands. Internationally, 34 The Cheesecake Factory® restaurants operate under licensing agreements. Our bakery division operates two facilities that produce quality cheesecakes and other baked products for our restaurants, international licensees and third-party bakery customers.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the anticipated terms of the notes being offered, the completion, timing and size of the proposed offering and the intended use of the proceeds. Forward-looking statements represent The Cheesecake Factory’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of The Cheesecake Factory’s common stock and risks relating to The Cheesecake Factory’s business, including those described in periodic reports that The Cheesecake Factory files from time to time with the SEC. The Cheesecake Factory may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the offering or the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and The Cheesecake Factory does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000